Exhibit 99.(p)(xxiii)

BRAM US LLC

AMENDED AND RESTATED

CODE OF ETHICS

August 6, 2013

This memorandum is to document that on August 6, 2013, BRAM US LLC amended its Compliance Manual on Exhibit C: Code of Ethics.

The purpose of the amendment is to update procedures relating to the Personal Investments Policy. In furtherance of the issues, the following issues were updated:

•                  Holding period of 30 days for investments in stocks and non-government fixed income securities

•                  Permission to invest in future contracts of dollar, gold and stocks indexes traded on the BM&FBOVESPA, and its exemption to the obtainment of prior approval from Compliance

•                  Exclusion of the non-government fixed income securities from list of investible securities without pre-approval from Compliance

•                  Inclusion of the future contracts in the table of “Reportable Types of Securities”

Exhibit C:  Code of Ethics

Last Updated:  August 2013

BRAM US has adopted this Code of Ethics (the “Code”).  The Code is applicable to all “supervised persons” as defined for purposes of the U.S. investment Advisers Act of 1940 (the “Advisers Act”)(1) of BRAM US and also to certain personnel of BRAM Brazil who have access to nonpublic information regarding BRAM US’s clients’ purchase or sale of securities, who are involved in making securities recommendations to clients or who have access to such recommendations that are nonpublic (collectively referred to as “Access Persons”).

BRAM US is committed to maintaining the highest ethical standards in managing its business.  The Code reflects BRAM US’s view on dishonesty, personal trading, conflicts of interest, and trading on material, non-public information.  Each Access Person is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements (see Annex A).  Acknowledgement of and compliance with the Code are conditions of employment.  In addition, potential new supervised persons are required to complete Annex A (Code of Ethics Acknowledgement and Certifications) and Annex E (New Hire Political Contribution Screening Form), prior to receiving an offer of employment.

Any person who has any question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact Isabela Behar, BRAM US’s Chief Compliance Officer (“CCO”) or another member of the Compliance team (collectively, “Compliance”).

Access Persons

Because all supervised persons of BRAM US may at some time have access to or obtain investment information, BRAM US(2) designates all of its supervised persons as Access Persons subject to the requirements of the Code.  All such current supervised persons are listed on Annex F, which will be promptly updated as needed from time to time.  The large majority of them are employees of both BRAM US and BRAM Brazil pursuant to an employee sharing agreement.  Access Persons are required to report internally to the CCO transactions and holdings in any “securities”(3) (with certain exceptions), in which they have any direct or “indirect

(1)                                 “Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to supervision and control of the investment adviser.

(2)                                 The managers of Bradesco North America LLC are not treated as “Access Persons” of BRAM US, because they do not have access to nonpublic information regarding BRAM US’s clients’ purchase or sale of securities, are not involved in making securities recommendations to clients and do not have access to such recommendations that are nonpublic.  The managers of Bradesco North America LLC has a different place of business than BRAM US and do not have access to the computer terminals or systems necessary to obtain this information.

(3)                                 “Securities” are very broadly defined under the Advisers Act as “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, beneficial ownership”.(4)  Details of these reporting obligations and related exceptions are set forth below under the heading “Personal Securities Holdings and Transactions Reporting Requirements”.

Standards of Business Conduct

BRAM US’s reputation is vital to its ongoing success.  This reputation depends upon the integrity and business conduct of every supervised person.  In particular, Access Persons:

•                                          Must act in the best interests of BRAM US, its clients, and investors in any fund client;

•                                          Must seek to avoid actions or activities that allow (or appear to allow) them or their “related person”(5) to profit or benefit from their relationships with BRAM US, its clients or the investors in its funds clients or that bring into question their independence or judgment;

•                                          Must report any violations of the Code promptly to the CCO;

•                                          Will observe the highest standards of business conduct and act in accordance with applicable laws and regulations;

•                                          Will not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client of BRAM US:

•                                          Employ any device, scheme or artifice to defraud a client or investors in a fund client;

•                                          Make to an investor any untrue statement of a material fact or omit to state to an investor a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•                                          Engage in any act, practice or course of business which would operate as a fraud or deceit upon its client or investor in a fund client; or

straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.”  The term “securities” thus includes, for example, all (i) stock, shares or quotas of publicly listed and private companies, (ii) membership interests in limited liability companies, (iii) shares, interests, units or quotas of mutual funds or private investment funds, and (iv) debt instruments such as bonds, notes or commercial paper, including government obligations or corporate debt instruments.

(4)                                 For a definition of “beneficial ownership”, see footnote 10 below.

(5)                                 “Related Persons” include children under age 21, whether or not living with the Access Person, and the Access Person’s spouse, and family members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

•                                          Engage in any manipulative practice with respect to its client or investor in a fund client;

•                                          Cannot engage in any inappropriate trading practices;

•                                          Cannot cause or attempt to cause its client or investors in a fund client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person.  No Access Person shall recommend any securities transactions for the client or investors in a fund client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including, without limitation:

•                                          His or her direct or indirect beneficial ownership of any securities of such issuer;

•                                          Any position with such issuer or its affiliates; and

•                                          Any present or proposed business relationship between such issuer or its affiliates and the Access Person or any party in which the Access Person has a significant interest.

Safeguarding of Proprietary and Non-Public Information

In order to safeguard proprietary and non-public information, Access Persons will:

•                                          Use proprietary or non-public information only for the specific business purposes for which the information was given, created, or obtained;

•                                          Avoid discussions of proprietary or non-public information in the presence of others who do not have a need to know such information, and exercise caution when discussing proprietary or non-public information in hallways, elevators, trains, subways, airplanes, restaurants, social gatherings, or other public places;

•                                          Keep investors’ identities confidential and use code names or numbers for sensitive projects;

•                                          Exercise care to avoid placing documents containing proprietary or non-public information in areas where they may be read by unauthorized persons, and store such documents in secure locations when they are not in use; and

•                                          Avoid using speakerphones in circumstances where proprietary or non-public information may be overheard, and be aware that mobile telephones should be used with great care because their transmissions may be picked up by others.

Proprietary information includes non-public information, analyses, and plans that are created or obtained by BRAM US for its business purposes, other than that which constitutes confidential information entrusted to BRAM US or its personnel by an external source.

Personal Investments Policy

The personal transactions and investment activities of supervised persons of BRAM US are subject to various U.S. federal securities laws, rules and regulations.  In particular, Access Persons must accomplish all personal securities transactions in a manner that avoids a conflict between their personal interests and those of BRAM US, its client or investors in a fund client.

Access Persons may invest in securities in order to achieve personal financial goals.  Access Persons may not engage in short-term trading activity (buying and selling within a 30 day time period) when investing in stocks and non-government fixed income securities.  In addition, Investments in derivatives are also not permitted, except future contracts of dollar, gold and stocks indexes traded on the BM&FBOVESPA.

Pre-approval of Certain Investments

Access Persons must obtain prior approval from Compliance for all purchases and sales of securities except for those securities listed below.  For the avoidance of doubt, pre-approval is required for any participation in “initial public offerings” of securities in the United States(6) and in “limited offerings” in the United States(7).  (Limited offerings would include, for example, acquisition of shares or interests in private investment funds that are privately offered in the United States).  Pre-approval is also required for any participation in public offerings in Brazil(8).

In addition, all transaction on securities traded via broker-dealers, must be executed through Bradesco S.A. CTVM (“Bradesco Corretora”) or Ágora CTVM S.A. (“Ágora”).  Below is the exclusive list of those securities that can be purchased and sold without pre-approval from Compliance:

•                                          Shares issued by Banco Bradesco S.A. or Bradespar S.A.;

(6)                                 An “initial public offering” means an offering of securities registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the U.S. Securities Exchange Act of 1934.

(7)                                 A “limited offering” means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 promulgated under the Securities Act.  A “limited offering” includes:  (a) transactions in securities, options, commodities or futures contracts that are not publicly offered or traded; (b) participation in private funds (including the Fund), leveraged buy-out transactions, real estate offerings, private placements, and oil and gas partnerships or working interests; (c) acceptance of offers of options or shares by personnel who serve on boards of directors; (d) transactions involving real estate or agricultural land held for investment purposes, jointly in partnership with another person (other than family members); (e) investing in any other business, whether or not related to securities (e.g., fast-food franchises, restaurants, sports teams, etc.); and owning stock or having, directly or indirectly, any financial interest in any other organization engaged in any advisory, securities, commodities, futures contracts or related business; provided, however, that approval is not required with regard to stock ownership or other financial interest in any such business that is publicly owned, unless a control relationship exists.

(8)                                 Special requirements for public offerings in Brazil: Access Persons may subscribe for or acquire securities in primary or secondary public offerings in Brazil through “Reservation Request”, respecting the same conditions applicable to the general public and observing the specific rules for “related persons” to the offer, as set forth in the respective offering documents and prospectus.

•                                          Shares of the top 10 stocks (by volume) in the BOVESPA Index;(9)

•                                          Investment fund shares regulated by the Brazilian Comissão de Valores Mobiliários, except exclusive funds;

•                                          Exchange-traded funds;

•                                          Future contracts of dollar, gold and stocks indexes traded on the BM&FBOVESPA;

•                                          Brazilian government securities, including treasury rights; and

•                                          Lending of stocks from the Access Person’s account.

Restrictions on Transactions for Investments Held in Certain External Accounts

•                                          In case the Access Person, when submitting the initial holding reports, have unpermitted or permitted investments (whether those are “Reportable Securities” or not) in an account of a broker-dealer or a custodian other than Bradesco Corretora or Ágora, the Access Person is allowed to hold the position for an indefinite period but cannot increase its exposure to such security.

•                                          It is permitted only to sell the securities held in such external account, and (as mentioned above) any related transaction in such brokerage or investment account is subject to Compliance’s pre-approval.

Other Restrictions on Personal Investments

Notwithstanding the foregoing, Access Persons will not be permitted to invest in any of the above securities if the Access Person is in possession of material non-public information regarding such securities.

Compliance will maintain a record of who requested such approval, when it was requested and whether it was granted or denied.

Additionally, Access Persons must not take any action that could cause even the appearance of unfair or improper action, including but not limited to, transactions representing a potential conflict of interest with BRAM US and its clients or investor of a fund client.

Personal Securities Holdings and Transactions Reporting Requirements

All Access Persons must report to the CCO all its investment accounts and, subject to the exceptions described below, all holdings in securities in which the Access Persons have any direct or indirect “beneficial ownership” (10) within 10 days of commencement of employment and

(9)                                 For the avoidance of doubt, should an issuer do an initial public offering in Brazil and also in the United States, participation in such initial public offering in the United States would require pre-approval even if the security, following such offering, may become one of the top 10 stocks (by volume) in the BOVESPAIndex.

(10)                          A person is deemed to have “beneficial ownership” if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  The term “pecuniary interest” in any securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. The term “indirect pecuniary then annually on a date selected by BRAM US.  In addition, Access Persons must report all transactions reportable securities quarterly not later than within 30 days of each quarter-end.

Reportable Securities

Such initial and annual holdings report and the quarterly transaction report must cover all holdings/transactions in all “securities”(11) except for those types of securities identified in the table below as not being subject to internal reporting under the Code.  All securities that do not fall into the type identified below as “non-reportable types” are referenced herein as “Reportable Securities”.

Security Type	Internal Reporting Required?

Examples of Reportable Types of Securities
Affiliated Mutual funds managed or sponsored by BRAM US or any affiliate	Yes
Corporate debt transactions	Yes
Equity transactions	Yes
Exchange traded funds (“ETFs”)	Yes
Investments in other private investment funds*	Yes
Municipal bonds (i.e., bonds issued by U.S., Brazilian or any other city or municipality	Yes
Future contracts	Yes

Examples of Non-Reportable Types of Securities
“Money market funds” (12)	No
Share Purchase Plan (“SPP”) / Dividend Reinvestment Plan (“DRIP”) — automatic purchases**	No
Short term / cash equivalents, such as bank certificates of deposits, commercial paper and high-quality short-term debt instruments, including repurchase agreements	No
Direct obligations of the U.S. and Brazilian Government	No
Mutual funds not managed or sponsored by BRAM US or any affiliate	No

interest” in any securities includes, but is not limited to, securities held by members of a person’s immediate family that are sharing the same household.  The term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse through marriage, civil union or domestic partnership, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

(11)                          For a definition of securities, see footnote 3 above.

(12)                          Money market funds are registered investment companies that comply with Rule 2a-7 under the U.S. Investment Company Act of 1940.  They are open-ended funds that invest in short term debt such as U.S. treasury bills and commercial paper.

*                                         If private investment funds are offered in the United States, the transaction requires pre-approval as outlined above.

**                                  Access Persons shall notify Compliance in writing whenever they start to participate in SPPs or DRIPs.  Reportable Securities purchased (automatically) through such SPPs and DRIPs do not have to be disclosed in the quarterly transactions reports, but they must still be listed in the Access Person’s annual holding reports.

Further Exceptions to Reporting

Access Persons are not required to detail or list the following items on their initial, quarterly, and annual holdings reports:

•                                          Purchases or sales of Reportable Securities effected for any account over which they have no direct or indirect influence or control; and

•                                          Transactions in Reportable Securities effected pursuant to an automatic investment plan.

Access Persons need not submit information about a particular holding or transaction in a security in the quarterly transaction or annual holding reports if the report would duplicate information contained in brokerage or investment account statements received by Compliance not later than 30 days after the calendar quarter.  For example, Compliance may waive the receipt of reports with respect to securities held in an account at Bradesco Corretora or Ágora, to the extent that Compliance has direct access to the account statements for these accounts.

Initial and Annual Holdings Reports

Access person must make their initial holdings report within 10 days of employment.  Subsequently, Access Persons must make a holdings report at least annual at a date selected by the CCO.

The Access Person’s information must be current as of a date no more than 45 days prior to the date the report was submitted.  A sample of this initial holdings report and the annual holdings report is included as Annex B and Annex C.  Access Persons’ investment account statements may be submitted in lieu of a separate initial or annual holdings report.

Initial and annual holdings reports must contain with respect to all Reportable Securities the following:

•                                          Title and exchange ticker symbol or CUSIP number;

•                                          Number of shares or principal amount of the Reportable Security involved;

•                                          Type of security;

•                                          Name of the broker-dealer or bank or other custodian that maintained the account; and

•                                          The date the report is submitted by the Access Person.

Quarterly Transactions Reports

Access Persons must report on a quarterly basis no later than 30 calendar days following the end of each calendar quarter any transaction in a Reportable Security over which they have any direct or indirect beneficial ownership.  Access Persons will use the form included as Annex D.  If the 30th day following the end of any calendar month falls on a weekend or a holiday, the report is due the business day immediately succeeding this deadline.  Access Persons must report on a quarterly basis even if there are no activities for the quarter.  Compliance seeks to ensure that Access Persons submit their reports in a timely fashion.

Access Persons must submit to Compliance the following information for every transaction in a Reportable Security:

•                                          Title and exchange ticker symbol or CUSIP number;

•                                          Number of shares or principal amount of the Reportable Security involved;

•                                          Interest rate and maturity date (if applicable);

•                                          Date of the transaction;

•                                          Nature of the transaction (purchase or sale);

•                                          Price at which the trade was effected;

•                                          Name of the broker-dealer or bank or other custodian that executed the transaction; and

•                                          The date the report is submitted by the Access Person.

The CCO may determine to permit or require Access Persons to provide an investment statement or holdings report, rather than through the form provided as Annex D (to the extent such statement or report contains all required information).  In particular, Annex D will not be required for transactions made through Bradesco Corretora or Ágora. In the case of Bradesco Corretora, Bradesco Corretora sends a monthly report to Compliance containing all transactions made by Access Persons.  In the case of Ágora, Compliance has direct access to Ágora’s website and can see all transactions made by the Access Persons.

Each quarter, Compliance will seek to ensure that Access Persons submit their reports in a timely fashion by notifying them by e-mail.

In addition, Access Persons are only permitted to open new brokerage or other investment accounts at Bradesco Corretora or Ágora.

If during any calendar quarter an Access Person establishes a new account (at those affiliates) in which any Reportable Securities are held for his or her beneficial interest, the Access Person must provide the following information as part of his quarterly report:

•                                          Name of the broker-dealer or bank or other custodian with whom the Access Person established the account;

•                                          The date the account was established; and

•                                          The date the report is submitted by the Access Person.

Confidentiality

Compliance will keep all reports of personal securities transactions, holdings, and any other information filed pursuant to this Code confidential and access will be limited to appropriate personnel (Compliance); provided, however, that such information also may be subject to review by legal counsel, government authorities, clients or investors in fund clients of BRAM US or others if required by law or court order.

Restricted Trading

To comply with securities laws and avoid the appearance of impropriety, BRAM US restricts the trading of certain securities as described below.

Access Persons are prohibited from trading shares that have been included, excluded or had their recommendation altered in BRAM US’s “Stock Guide” during the following 15 days after the inclusion, exclusion or change of recommendation, with the exception of the ten most liquid securities on the BOVESPA Index.  The Stock Guide is a list with all securities currently recommended (for purchase or sale) by BRAM US to its clients and that were subject to an evaluation by BRAM US’s research team.  Compliance is responsible for verifying whether a trade is prohibited based on the foregoing, if a trade is requested by an Access Person.

Access Persons may not engage in short-term trading activity (buying and selling within a 30 day time period).  In addition, Investments in derivatives of any kind are also not permitted.

Equity analysts are prohibited from trading any securities that belong to a sector such analyst covers.  BRAM US’s research team is divided by sector.

Monitoring

Compliance reviews Access Persons’ initial holdings, quarterly transactions, and annual holding reports for transactions in restricted securities.  Any findings of restricted securities are reported to the CCO.

Insider Trading

Section 204A of the Advisers Act requires BRAM US to establish, maintain, and enforce written policies and procedures designed to prevent the misuse of material, non-public information by its supervised persons.  These policies and procedures require BRAM US to restrict access to files likely to contain non-public information, provide for continuing education programs concerning insider trading, restrict trading in securities about which Access Persons might possess non-public information, and monitor and review trading for BRAM US and Access Persons.  Compliance will establish, maintain, and enforce these policies and procedures.

BRAM US considers information material if there is a substantial likelihood that a reasonable client or investor of a fund client would consider it important in deciding how to act.  Information is considered non-public when it has not been disseminated in a manner making it available to clients and investors of a fund client generally (such as through widely disseminated media reports, filings with the U.S. Securities and Exchange Commission (“SEC”), public reports, prospectuses, or similar publications or sources).  Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (i.e., disclosure by an insider to a select group of persons).

Insider trading is defined as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information.  Insider trading is a violation of federal securities laws, punishable by a prison term and significant monetary fines for the individual and investment adviser.  No supervised person of BRAM US may trade (or cause another person to trade) in a security, either personally or on behalf of clients or investors of a fund client or others, while in possession of material non-public information about the issuer of such security.

All supervised persons must notify Compliance if they believe they have obtained any material non-public information about any public company.  If a supervised person has any doubt as to whether information is material or non-public, he or she should assume that it is and contact Compliance for further guidance.

Use of Non-Public Information Regarding the Fund or a Fund Investor

No Access Person shall:

•                                          Disclose to any other person, except to the extent permitted by law or necessary to carry out his or her duties as an Access Person and as part of those duties, any non-public information regarding any client or investor in a fund client, including any client’s security holdings or transactions, any security recommendation made to a client, and any security transaction by or under consideration by or for a client, including information about actual or contemplated investment decisions.

•                                          Use any non-public information regarding the clients’ portfolio in any way that might be contrary to, or in competition with, the interest of the clients of BRAM US.

•                                          Use any non-public information regarding the client or investor of a fund client in any way for personal gain.

Prevention of Insider Trading

Compliance will implement, maintain, and enforce insider trading policies.  Compliance will:

•                                          At least annually, distribute the Code, which includes these insider trading policies and procedures, to supervised persons and require that they read and sign off on the Code; and

•                                          Resolve questions as to whether information received by supervised persons is material and non-public.

If Compliance determines that a supervised person has material non-public information, he or she will:

•                                          Implement measures to prevent dissemination of such information; and

•                                          If necessary, restrict trading in the security in question.

As part of such policy, equity analysts are prohibited from trading any securities that belong to a sector such analyst covers.  BRAM US’s research team is divided by sector.

Monitoring and Reporting

To detect potential insider trading, Compliance will review personal trading reports for each supervised person on a regular basis.  The CCO may employ a Compliance Platform that provides it with transparency to supervised persons’ broker account holdings and transactions to facilitate efficient and effective monitoring of transactions on a real time basis.

Promptly upon learning of a potential violation of this insider trading policy, Compliance will prepare a written report to the CEO providing full details and recommendations for further action.

Gifts and Entertainment

Giving and Receiving Gifts or Gratuities

Supervised persons must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities.  Supervised persons must not solicit or accept any gift, benefit, compensation, or consideration (“Gift”) from a person or company that BRAM US does business with or that is seeking to do business with BRAM US where receipt of such Gift could reasonably be expected to compromise such person’s own or another’s objectivity or might reasonably be expected to create a conflict of interest with BRAM US or its clients’ interests.  For the purposes of this policy, this level is defined as any Gift having a fair market value of US$250 or the equivalent amount in Brazilian Reals or more unless the recipient obtains written consent from Compliance; provided, however, that preclearance is required as described below for all gifts relating to U.S. Employee Retirement Income Security Act of 1974 (“ERISA”) accounts, individual retirement plans, government entities and officials.

As discussed below, supervised persons may not make any contributions to or receive any contributions from U.S. government entities or officials without written consent from Compliance, regardless of value.(13)

Supervised persons are responsible for providing Compliance with the information listed below regarding any Gift given or received:

•                                          The recipient’s name;

•                                          The name of the individual and firm who gave the Gift;

•                                          A description of the Gift;

•                                          The date of the event and/or when the Gift was received by the recipient;

•                                          If the Gift relates to entertainment, whether a supervised person of BRAM US attended the event with the recipient; and

•                                          Estimated value of the Gift.

Compliance will maintain a ledger containing this information, and report to the principals as necessary.

ERISA and Unions

The ERISA prohibits fiduciaries to ERISA-covered plans from receiving any consideration in connection with a transaction involving the assets of an ERISA plan.  Section 4975 of the U.S. Internal Revenue Code of 1986 (“Code”) contains a similar prohibition for individual retirement plans, such as individual retirement accounts (“IRAs”).  Although these provisions could be construed as prohibiting routine gifts and entertainment, case law on the application of these provisions is not well developed.  Additionally, ERISA’s reporting requirements require detailed disclosure of direct and indirect compensation received by ERISA plan service providers such as BRAM US.  Therefore, in addition to the usual requirements involving gifts and entertainment, BRAM US and its supervised persons should normally avoid giving or accepting gifts that relate to ERISA accounts and IRAs and avoid all but routine entertainment for such accounts.

With respect to clients and investors in a fund client that are private-sector unions, union officials, or pension or other employee benefit plans sponsored by such unions, BRAM US must file U.S. Department of Labor (“DOL”) Form LM-10 if it provides anything of value (including gifts, meals, and other client entertainment) to any such union or to persons associated with the union or plan (such as union officials or union-appointed trustees) in excess of US$250 per union or person per year.  BRAM US will periodically review supervised person expense reports and will note any items that should be reported on DOL Form LM-10.  As a general rule, supervised persons of BRAM US should limit or altogether avoid providing such union clients or investors

(13)                          “Contribution” means any gift, subscription, loan, advance or deposit of money or anything of value.

of a fund clients with gifts, meals, and other entertainment and must preclear any gifts relating to ERISA accounts and IRAs with Compliance.

Gifts to Government Entities or Officials

U.S. federal and state laws contain numerous restrictions on the giving and receiving of gifts to U.S. governmental officials (such as trustees of pension plans); even paying for a U.S. government official’s meal can violate local law.  Please check with Compliance before providing entertainment to, paying for food or beverages for or providing transportation to a U.S. federal, state or local governmental official.

In addition, in July of 2010, the SEC adopted Rule 206(4)-5 under the Advisers Act (also known as the “pay-to-play” rule), which became effective as of September 13, 2010.  Among other things, the rule prohibits BRAM US from receiving compensation for providing advice to a U.S. government entity for two years after a contribution to an official of the government entity by BRAM US or certain of its supervised persons.(14)  These restrictions also apply to new supervised persons with respect to contributions made prior to their being employed by BRAM US.

Rule 206(4)-5(d) also prohibits BRAM US and its supervised persons from doing anything indirectly that, if done directly, would violate other provisions of the Rule.

In addition, Rule 206(4)-5 prohibits BRAM US and its supervised persons from coordinating or soliciting any person or political action committee to make (i) any contribution to an official of a U.S. government entity to which the adviser is providing or seeking to provide advisory services, or (ii) any payment to any U.S. state or local political party where the adviser is seeking to provide advisory services to a government entity.  This is intended to prevent advisers from circumventing Rule 206(4)-5 by making indirect contributions through political organizations or “bundling” smaller contributions that are permitted under the rule.

BRAM US does not currently make any political contributions in the United States.  Given the harsh penalties for payments to U.S. federal, state or local government officials, any Contributions given to or received from a U.S. government official (including political or campaign contributions to any U.S. state or municipal candidate, political party, or political action committee) by BRAM US or a supervised person are not permitted.  Outside the United States, BRAM US does not restrict its supervised persons from exercising their political rights as long as it is strictly personal and without adverse effects on their professional activities.

(14)                          Rule 206(4)-5 applies to gift or Contributions to any person (including any election committee of the person and any political action committee) who was, at the time of the Contribution, an incumbent, candidate or successful candidate for elective office of a U.S. government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a U.S. government entity, or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a U.S. government entity. “Influence” should be construed broadly.  A “government entity” means any U.S. state or political subdivision of a U.S. state, including either of their agencies, authorities, instrumentalities, any pool of assets sponsored or established by any of the foregoing (including a defined benefit plan and a state general fund), any participant-directed investment program or plan sponsored or established by any of the foregoing, such as a 403(b), 457 or 529 plan, and officers, agents and employees of the U.S. state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Outside Employment and Business Activities

Any outside activity must not interfere with an Access Person’s ability to properly perform his or her duties at BRAM US.  BRAM US will normally expect that the position of an Access Person with BRAM US (and employment by BRAM Brazil) is such person’s only employment.  Access Persons are not permitted to have a second job.  Each Access Person agrees to notify Compliance if they intend to serve as a member of the board of directors or other governing body of any entity, including any not-for-profit entity, or any regulatory body.  Similarly, no Access Person shall otherwise participate as a consultant, adviser, agent or officer in any outside business activity, including any family business activity, without notice to Compliance, and shall not otherwise engage in any activity that would interfere with employment with, or pose a conflict of interest to, BRAM US and BRAM Brazil.  Any Access Person shall not be remunerated for any such outside business activities.

Enforcement of the Code

Chief Compliance Officer Duties and Responsibilities

The CCO:

•                                          Will provide each Access Person with a copy of the Code and any amendments thereto;

•                                          Shall notify each person in writing who becomes an Access Person of BRAM US and who is required to report under the Code of his or her reporting requirements no later than 10 business days before such person is required to begin reporting;

•                                          Will, on a quarterly basis, compare all reported personal securities transactions with BRAM US client’s completed portfolio transactions.  Before determining that a person has violated the Code, the CCO must give the person an opportunity to supply explanatory material; and

•                                          Will submit his or her own reports, as may be required pursuant to the Code, to Compliance, who shall fulfill the duties of the CCO with respect to the CCO’s reports.  If a securities transaction of the CCO is under consideration, the CEO of BRAM US will act as the Alternate Chief Compliance Officer for purposes of this Section.

While the CCO is ultimately responsible for enforcing the Code, he or she may delegate duties to individuals on his or her Compliance staff.

Code Violations

If an Access Person violates the provisions of the Code, BRAM US has the right to impose such penalties as it may deem appropriate.  Both the violation and any imposed sanction will be brought before the Board of Managers (“Board”) of Bradesco North America LLC (“Bradesco North America”).

Additionally, BRAM US takes violations of restrictions on Access Persons’ personal trading extremely seriously.  BRAM US will discipline Access Persons’ who fail to report trades or holdings, trade in securities or instruments without obtaining prior approval (except in the limited situations where approval is not required) or trade in restricted securities.  BRAM US may impose penalties based on the facts and circumstances at hand.  In addition, if the violation resulted in any quantifiable loss to clients or raises an appearance of impropriety in managing client assets, BRAM US may take additional measures, including, without limitation, compensation by the Access Person of the affected clients and immediate termination.

Annual Written Report to Senior Management

At least annually, Compliance will provide a written report to the Board.  The report must describe any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s).  If applicable, the report may discuss any changes that Compliance believes should be made to the Code.  Compliance may report to the Board more frequently as it deems necessary or appropriate, and shall do so as requested by the Board.

Annually all supervised persons of BRAM US listed of Annex F are required to complete, execute and return Annex A to Compliance.  Compliance may determine to permit or require Access Persons to provide the Annual Acknowledgement and Certification through a Compliance Platform rather than through the form provided as Annex A.

Compliance may also require Bradesco North America LLC and any other person that controls, directly or indirectly, BRAM US to complete the “Disciplinary Questionnaire” contained in Annex A.

Effective Date of the Code

The Code is effective as of the date set forth on the cover page thereof and supersedes any prior versions of the Code.

Annex A:  Code of Ethics Acknowledgement and Certifications

BRAM US LLC

Code of Ethics Acknowledgement and Certification

I certify that I have received, read, and understand that I am subject to the Compliance Policies and Procedures Manual (“Compliance Manual”) and Code of Ethics of BRAM US.

In addition to certifying that I will provide complete and accurate reporting as required by the Code and have complied with all requirements of the Code and the Compliance Manual, I certify that I have not and will not:

•                                          Execute any prohibited purchases and/or sales, directly or indirectly, that are outside those permissible by the Code;

•                                          Employ any device, scheme or artifice to defraud BRAM US or any BRAM US client or investors in a fund client;

•                                          Fail to safeguard proprietary and non-public information;

•                                          Engage in any act, practice or course of business, which operates or would operate as a fraud or deceit upon BRAM US or any BRAM US client or investors in a fund client;

•                                          Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•                                          Engage in any manipulative practice with respect to BRAM US or any BRAM US client or investors in a fund client;

•                                          Trade while in possession of material, non-public information;

•                                          Trade ahead of or front-run any transactions for BRAM US’s managed/advised accounts;

•                                          Make any contributions to U.S. government officials or entities (including political or campaign contributions to any U.S. state or municipal candidate, political party, or political action committee), without prior approval by Compliance; nor have I made any such contributions in the past two years that have not been disclosed to BRAM US*; and

*                                         Because the “look-back” provision for payments or contributions made prior to becoming an supervised person of BRAM US do not apply to contributions made before March 14, 2011, the effective date of the “pay-to-play” rules, such a past contribution may or may not affect an individual’s employment with BRAM US, as determined by the CCO in her discretion.

•                                          Violated BRAM US’s Anticorruption Policy.

I understand that it is a violation of SEC Rules to fail to submit a record of my personal securities transactions within 30 calendar days of quarter-end and my positions and brokerage accounts within 45 days of each fiscal year-end.

I certify that the answers I have given to the questions on this Annex A are complete and accurate.

Signature	Date

Name (Print)

The Acknowledgement and Certification form is due 10 days from the date of receipt.  Signed copies must be submitted to Compliance.  You should keep your copy of the Manual, which includes the Code of Ethics.

DISCIPLINARY QUESTIONNAIRE

Name:

Item 11 of Form ADV Part 1A and Item 9 of Form ADV Part 2A requires BRAM US LLC (“BRAM US”) to make certain representations about the disciplinary histories of of all its currents employees, officers, partners and directors. The following questions will help BRAM US establish a reasonable basis for making those representations and provide other important information.

Please answer the following questions accurately.  If you mark any shaded boxes, explain your response in the space following the table.

Question		Yes	No
1.	Have you ever been convicted of or pled guilty or no contest in a domestic, foreign, or military court to any:
• Felony

•                 Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

2.	Are any felony or misdemeanor charges, as described above, currently pending?

3.	Has the U.S. Securities and Exchange Commission (“SEC”), the U.S. Commodity Futures Trading Commission (“CFTC”), a court or other regulatory agency ever found you:
• To have made a false statement or omission?
• To be involved in a violation of an investment-related statute or regulation?
• To have been involved in a violation of SEC or CFTC regulations or statutes?
• To have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

4.	Has the SEC, the CFTC ever:
• Entered an order against you in connection with investment-related activity?
• Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

Question		Yes	No
5.

Has any U.S. federal regulatory agency, any state regulatory agency, or any non-U.S. financial regulatory authority such as the Brazilian Comissão de Valores Mobiliários, the Brazilian Central Bank (Banco Central do Brasil) or other agency, ever found you to have:

• Made a false statement or omission, or been dishonest, unfair, or unethical?
• Been involved in a violation of investment-related regulations or statutes?
• Been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

6.

Has any U.S. federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority, such as the Brazilian Comissão de Valores Mobiliários, the Brazilian Central Bank (Banco Central do Brasil) or other agency, ever:

• Entered an order against you in connection with an investment-related activity?
• Denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

7.	Has any U.S. or non-U.S. self-regulatory organization or U.S. or non-U.S. commodities exchange ever found you to have:
Made a false statement or omission?
• Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?
• Been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

8.	Has any U.S. or non-U.S. self-regulatory organization or U.S. or non-U.S. commodities exchange (“SRO”) ever:
• Disciplined you by expelling or suspending you from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your activities?
• Found you to have caused an investment-related business to lose its authorization to do business?
• Found you to have been involved in a violation of the SRO’s rules?

9.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you (or other professional designation, attainment or license) ever been revoked or suspended?

10.	Has any U.S. or non-U.S. court ever:
• Enjoined you in connection with any investment-related activity?
• Found that you were involved in a violation of investment-related statutes or regulations?
• Dismissed, pursuant to a settlement agreement, an investment related civil action brought against you by a state or foreign financial regulatory authority?

Question		Yes	No
11.	Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?

12.

In the past two years, have you made any contributions to a U.S. government official (including political or campaign contributions to any U.S. state or municipal candidate, political party, or political action committee) or political candidate?

Please use the space below to explain any marks in shaded boxes.  For each explanation, indicate the relevant question number.  Use additional pages as necessary.

Signature	Date

CONFLICT OF INTEREST CERTIFICATION

This questionnaire is to be completed by all supervised person and new employees of BRAM US in order to determine whether a conflict of interest or the appearance of a conflict of interest exists as a result of possible relationships between themselves and an immediate family member.

Please answer the following questions accurately.  If you mark any shaded boxes, explain your response in the space following the table.

Question		Yes	No
1.	Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to BRAM US?

2.	Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?

3.

Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to BRAM US?

4.	Do you or any members of your immediate family have any business or personal relationship with any BRAM US client? *

5.	Are you or any members of your immediate family employed by any government?

6.	Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?

7.	Are you aware of any conflicts of interest between any BRAM US, you or your immediate family members and any BRAM US client?

Signature	Date

*                                      For purposes of this certification, “client” includes any investment vehicle for which BRAM US serves as general partner, manager, managing member, investment manager, investment adviser or in a similar capacity or any investor of such client.

Annex B:  Initial Holdings Report

BRAM US LLC

Initial Holdings Report

Name of Reporting Person:

Date Person Became Subject to the Code’s Reporting Requirements:

Information in Report Dated as of:

Date Report Due:

Date Report Submitted:

[Note:  Date Information is reported as of must be no more than 45 days before date person became subject to the Code’s reporting requirements.  This report only covers holdings in “Reportable Securities” as set forth in BRAM US’s Code of Ethics effective as of the date of this report.]

Securities Holdings  If neither you nor any other related person had any investment to report, please check here.  ☐

If all Reportable Securities are set forth in the statement(s) attached to this report or made available to Compliance by Ágora or Bradesco Corretora, please check here.  ☐

If any Reportable Securities holdings are not set forth on such investment statement(s) (or if the information in those statements is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.  ☐

Name of Issuer and Title of Security	Exchange Ticker Symbol or CUSIP Number	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Securities Accounts  If neither you nor any related person has any investment accounts to report, please check here.  ☐

If you hold any Reportable Securities in any brokerage or other investment account other than at Ágora or Bradesco Corretora, please list all investment accounts that you have below:

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

I certify that I have included in this report (or in the investment statement(s) attached to this report) all investments and accounts required to be reported pursuant to the Code of Ethics.  I further certify that to the best of my knowledge no investments reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

Annex C:  Annual Holdings Report

BRAM US LLC

Annual Holdings Report

Name of Reporting Person:

Information in Report Dated as of:

Date Report Due:

Date Report Submitted:

[Note:  Information contained in this report must be current as of December 31 of the prior year.  This report only covers holdings in “Reportable Securities” as set forth in BRAM US’s Code of Ethics effective as of the date of this report.]

Securities Holdings  If neither you nor any other related person had any Reportable Securities to report, please check here.  ☐

If all Reportable Securities holdings are set forth in the securities statement(s) attached to this report or made available to Compliance by Ágora or Bradesco Corretora, please check here.  ☐

If any Reportable Securities holdings are not set forth on such investment statement(s) (or if the information in those investment statements is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.  ☐

Name of Issuer and Title of Security	Exchange Ticker Symbol or CUSIP Number	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Securities Accounts  If neither you nor any related person has any investments accounts to report, please check here.  ☐

If you hold any Reportable Securities in any brokerage or other investment account other than at Ágora or Bradesco Corretora, please list all investment accounts that you have below:

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included in this report (or the statement(s) attached to this report) all investments and accounts required to be reported pursuant to the Code of Ethics.  I further certify that to the best of my knowledge no investments reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

Annex D:  Quarterly Personal Securities Transactions Report

BRAM US LLC

Quarterly Personal Investment Transactions Report

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Due:

Date Report Submitted:

[Note:  Information contained in this report must be current as of last business day of the prior quarter.  This report only covers transactions in “Reportable Securities” as set forth in BRAM US’s Code of Ethics effective as of the date of this report.]

Securities Transactions

If neither you nor any other related person had any Reportable Securities transactions to report for the quarter, please check here.  ☐

If all Reportable Securities transactions for the quarter are set forth in statement(s) attached to this report or made available to Compliance by Ágora or Bradesco Corretora, please check here.  ☐

If any Reportable Securities transactions for the quarter are not set forth on such statement(s) (or if the information in those reports is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.

Date of Transaction	Name of Issuer and Title of Security	Exchange Ticker Symbol or CUSIP Number	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

Securities Accounts  As an Access person you are not permitted to open a securities or other investment account with a broker-dealer or custodian other than Bradesco Corretora or Ágora.

Still, if you opened a securities or other investment account during the quarter, or if an account was opened to hold Reportable Securities for your direct or indirect benefit, please complete the table below.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included in this report (or in the statements attached to this report) all investments transactions and accounts required to be reported pursuant to the Code of Ethics.  I further certify that to the best of my knowledge no investments transactions reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

Annex E:  New Hire Political Contribution Screening Form

Name of potential hire:

Date as of which potential hire became/will become a supervised person(15) of BRAM US:

The “look back” period with respect to all prospective new employees is two (2) years prior to the date such employee became/will become a supervised person of BRAM US.

Please provide, for the past two (2) years, the following information with respect to each political contribution(16) you have made to a U.S. federal, state or local government official:

Recipient’s Name:

Name or Identity of Intended Beneficiary, if other than Recipient (e.g., candidate or official supported by a political party or political action committee):

If the Recipient is a U.S. national political party committee (e.g., the Democratic National Committee or the Republican National Committee), was the contribution an indirect way of contributing to or influencing a state or local office holder?

List the office or position for which the Recipient was running at time contribution was made:

Contribution amount (dollar value):

Source of Funds:

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions:

Are you entitled to vote for the candidate?       Yes   /   No

Attach additional pages as necessary.

(15)                          Rule 206(4)-5 under the Advisers Act (also known as the “pay-to-play rule”) only applies to “covered associates,” as such term is defined in the Rule.  However, for purposes of BRAM US Pay to Play Policy, all employees are “covered associates.”

(16)                          “Contribution” means any gift, subscription, loan, advance or deposit of money or anything of value.

By signing below, I certify that:  (i) the above contributions were made precisely as stated in the New Hire Political Contribution Screening Form, (ii) any contribution to a national political party committee (e.g., the Democratic National Committee or the Republican National Committee) was not an indirect way of contributing to or influencing a state or local office holder, and (iii) all contributions were reported.

Print Name:

Signature:

Date:

OR

By signing below, I certify that I did not make any political contributions during the two (2) years immediately prior to becoming a supervised person of BRAM US.

Print Name:

Signature:

Date:

Annex F:  BRAM US Who Are Access Persons

Denise Pauli Pavarina — President

Isabela Behar — Chief Compliance Officer

All employees of BRAM Brazil who are shared with BRAM US are considered Access Persons for purposes of this Code of Ethics.  BRAM Brazil and BRAM US entered into a Shared Employment Agreement as of October 3, 2011 and each of the dual employees are listed on the current Exhibit A of the aforementioned Agreement.